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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO

                  Tender Offer Statement under Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                      Metromedia International Group, Inc.
                       (Name of Subject Company (issuer))

                        Fursa Alternative Strategies LLC
                        (Name of Filing Person (offeror))

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    591695101
                      (CUSIP Number of Class of Securities)

                                Mickey F. Harley
                        Fursa Alternative Strategies LLC
                           444 Merrick Road, Suite 104
                               Lynbrook, NY 11563
                                 (646) 205-6200

       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                    Copy to:

                              Mark E. Palmer, Esq.
                            Bracewell & Giuliani LLP
                     1177 Avenue of the Americas, 19th Floor
                               New York, NY 10036
                                 (212) 508-6116

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                            CALCULATION OF FILING FEE

   TRANSACTION VALUATION                               AMOUNT OF FILING FEE
      Not Applicable*                                    Not Applicable*

* Pursuant to General Instruction D to Schedule TO, no filing fee is required because this filing contains only preliminary communications made before the commencement of a tender offer.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N.A.                      Form or Registration No.: N.A.

Filing Party: N.A.

Form: N.A.                                        Date Filed: N.A.

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.
[ ] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[X] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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ITEM 12.  EXHIBITS.

Item 12 is amended and supplemented to include the following exhibits:

 EXHIBIT                DESCRIPTION
---------   ------------------------------------
(a)(5)(e)   Press Release, dated August 20, 2007

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EXHIBIT INDEX

Each Exhibit is incorporated by reference.

 EXHIBIT                  DESCRIPTION
---------   ---------------------------------------
(a)(5)(a)   Press Release, dated August 8, 2007(1)
(a)(5)(b)   Press Release, dated August 10, 2007(2)
(a)(5)(c)   Press Release, dated August 14, 2007(3)
(a)(5)(d)   Press Release, dated August 15, 2007(4)
(a)(5)(e)   Press Release, dated August 20, 2007

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(1) Previously filed with the Tender Offer Statement on Schedule TO-C filed with the U.S. Securities and Exchange Commission on August 8, 2007.
(2) Previously filed with the Tender Offer Statement on Schedule TO-C filed with the U.S. Securities and Exchange Commission on August 10, 2007.
(3) Previously filed with the Tender Offer Statement on Schedule TO-C filed with the U.S. Securities and Exchange Commission on August 14, 2007.
(4) Previously filed with the Tender Offer Statement on Schedule TO-C filed with the U.S. Securities and Exchange Commission on August 15, 2007.

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